Exhibit 3.1

AMENDMENT NO. 3

TO

THE AMENDED AND RESTATED BY-LAWS

OF

LGL GROUP, INC.

The Amended and Restated By-laws of LGL Group, Inc. (the “Company”) are hereby corrected by deleting Article V Section 5.2 k and l and by reinserting in its entirety the previously deleted Article V Section 5.5.

Further, The bylaws of the Company, as previously amended, are hereby further amended, pursuant to a unanimous written consent by the board of directors of the Corporation (this “Amendment”) on the date hereof (the “Effective Date”) to add a new section 5.6 under Article V thereto to read as follows:

“SECTION 5.6. EXCLUSIVE JURISDICTION.  Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have subject matter jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware).”

Except as expressly provided within the Amendments, the provisions of the Bylaws shall remain unmodified and in full force and effect.

The Amendments shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.